Exhibit 99.1

    Hillenbrand Reports Fiscal Third Quarter 2018 Financial Results

•	Revenue of $446 million grew 13% year over year driven by the Process Equipment Group, which was up 22% with continued strength in plastics projects, parts and service, and separating equipment

•	GAAP EPS of $0.56 increased 9% and adjusted EPS of $0.57 increased 8% compared to last year

•	Record order backlog of $783 million grew 29% over the prior year and 4% sequentially with continued strength in large plastics projects

•	Strong operating cash flow of $95 million in the third quarter increased 13% over prior year; year-to-date operating cash flow of $156 million increased 50% over prior year

•	Raising fiscal 2018 revenue growth guidance to 5% - 7%, plus an incremental 3% favorable currency impact; reaffirming guidance for GAAP EPS of $1.06 - $1.16 and adjusted EPS of $2.34 - $2.44

BATESVILLE, Ind., August 1, 2018 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the third quarter of fiscal 2018, which ended June 30, 2018.

Third Quarter Results

Revenue of $446 million grew 13% over the prior year, including 3% positive foreign currency impact. The growth was driven by an increase of 22% in the Process Equipment Group, partially offset by a 6% decrease in the Batesville segment.

Net income increased $3 million to $36 million, or $0.56 per share. Adjusted net income of $37 million resulted in earnings per share of $0.57, an increase of 8% driven by strength in the plastics and separation businesses in the Process Equipment Group. Adjusted EBITDA decreased 1% to $71 million, and adjusted EBITDA margin decreased 230 basis points to 16.0%. The adjusted effective tax rate decreased 320 basis points to 29.2%, driven by tax reform, partially offset by a discrete tax item in the quarter.

Process Equipment Group

Process Equipment Group revenue grew 22% over the prior year to $317 million, including 5% of positive foreign currency impact. Revenue growth was driven by continued strength in demand for plastics, aftermarket parts and service, and separating equipment, including equipment used to process proppants for hydraulic fracturing. As expected, large systems projects in plastics were a major contributor to the revenue growth. The segment delivered strong adjusted EBITDA margin of 18.4%, which was 100 basis points lower in comparison to the record level posted in the prior year, largely due to the mix of large system projects. Order backlog grew $30 million sequentially, or 4%, compared to the second quarter, resulting in a new record level of $783 million. In comparison to prior year, backlog increased $177 million, or 29%. Plastics projects accounted for the majority of backlog growth, including a number of projects scheduled for fiscal years 2019 and 2020.

“The Process Equipment Group team continues to execute on our strategy. We credit our industry leading applications expertise for the record order volume and backlog this quarter,” said Joe Raver, President and CEO of Hillenbrand. “Winning these projects and increasing our installed base of large systems provide continued momentum as we finish the fiscal year and bolsters our efforts to grow the highly profitable parts and service business over the long term.”

Batesville

Batesville revenue of $129 million decreased 6% compared to the prior year. The decrease was primarily driven by lower volume and an upfront incentive linked to a multi-year contract renewal with a key customer. The decrease in volume was driven primarily by the estimated increase in the rate at which families opted for cremation. Adjusted EBITDA margin of 19.8% was 470 basis points lower than the prior year due to the customer incentive, cost inflation, and temporary supply chain inefficiencies. Those headwinds were partially offset by productivity gains, including benefits resulting from the manufacturing footprint reduction in the prior year.

“The Batesville leadership team has taken swift and focused actions to address the supply chain issues that surfaced last quarter, and key metrics for our wood manufacturing operations have improved. As anticipated, we felt the residual effects in the third quarter, but we expect those issues to be fully resolved this quarter,” continued Raver. “Looking ahead, contract renewals like the one we completed in the third quarter are very positive for the business and provide stability to forecasted demand. We expect Batesville to continue to consistently deliver strong, predictable free cash flow to support our overall company strategy.”

Cash Flow and Capital Allocation Priorities

Hillenbrand generated strong operating cash flow of $95 million in the third quarter. Year-to-date operating cash flow of $156 million was higher than last year by $52 million, primarily due to a pension contribution in the prior year that did not repeat in fiscal 2018, partially offset by increases in working capital requirements in the Process Equipment Group and cash paid for taxes. The company repurchased approximately 472,000 shares for $22 million at an average share price of $46.05 in the third quarter.

Raver continued, “Our robust cash generation and strong balance sheet give us the fuel we need to propel our business forward. We are in a great position to continue to drive towards our vision of becoming a world-class global, diversified industrial company.”

Fiscal 2018 Guidance

Hillenbrand is updating its 2018 revenue guidance to account for increased growth expectations for large projects in the Process Equipment Group. Earnings per share guidance remains unchanged.

Financial Target	Fiscal 2018 Prior Guidance	Fiscal 2018 Revised Guidance
Total Revenue Growth	3% - 5% (+3% currency impact)	5% - 7% (+3% currency impact)
PEG Revenue Growth	7% - 9% (+4% currency impact)	10% - 12% (+4% currency impact)
Batesville Revenue Growth	Down 1% - 3%	Down 1% - 3%
GAAP EPS	$1.06 - $1.16	$1.06 - $1.16
Adjusted EPS	$2.34 - $2.44	$2.34 - $2.44

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, August 2, 2018
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 3388795
Webcast link: http://ir.hillenbrand.com (archived through Friday, August 31, 2018)

Replay -Conference Call
Date/Time: Available until midnight ET, Thursday, August 16, 2018
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Conference call ID number: 3388795

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com)

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude impairment charges, expenses associated with business acquisition, development, and integration, and restructuring and restructuring related charges. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 36 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$446.0	$395.9	$1,295.4	$1,147.3
Cost of goods sold	282.3	243.5	816.7	720.3
Gross profit	163.7	152.4	478.7	427.0
Operating expenses	98.4	86.3	285.9	254.7
Amortization expense	7.6	7.3	22.7	21.7
Impairment charge	—	—	63.4	—
Interest expense	5.5	6.5	17.8	18.9
Other (expense) income, net	(0.8)	(1.1)	(2.4)	(3.0)
Income before income taxes	51.4	51.2	86.5	128.7
Income tax expense	15.2	16.6	52.5	38.2
Consolidated net income	36.2	34.6	34.0	90.5
Less: Net income attributable to noncontrolling interests	0.3	1.7	1.9	2.5
Net income(1)	$35.9	$32.9	$32.1	$88.0

Net income(1) — per share of common stock:
Basic earnings per share	$0.57	$0.52	$0.51	$1.38
Diluted earnings per share	$0.56	$0.52	$0.50	$1.37
Weighted average shares outstanding (basic)	62.8	63.4	63.2	63.6
Weighted average shares outstanding (diluted)	63.5	63.9	63.9	64.1

Cash dividends per share	$0.2075	$0.2050	$0.6225	$0.6150

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Nine Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$156.3	$103.7
Net cash used in investing activities	(15.7)	(12.3)
Net cash used in financing activities	(134.5)	(72.5)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	0.6
Net cash flows	5.1	19.5

Cash and cash equivalents:
At beginning of period	66.0	52.0
At end of period	$71.1	$71.5

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Net income(1)	$35.9	$32.9	$32.1	$88.0
Impairment charge	—	—	63.4	—
Restructuring and restructuring related	0.5	0.8	1.7	10.2
Business acquisition, development, and integration	0.1	0.4	2.6	1.0
Tax Act(2)	0.2	—	15.1	—
Tax effect of adjustments	(0.2)	(0.4)	(2.3)	(4.1)
Adjusted Net Income(1)	$36.5	$33.7	$112.6	$95.1

Diluted EPS	$0.56	$0.52	$0.50	$1.37
Impairment charge	—	—	0.99	—
Restructuring and restructuring related	0.01	0.01	0.03	0.16
Business acquisition, development, and integration	—	0.01	0.04	0.01
Tax Act(2)	—	—	0.24	—
Tax effect of adjustments	—	(0.01)	(0.04)	(0.06)
Adjusted Diluted EPS	$0.57	$0.53	$1.76	$1.48

(1) Net income attributable to Hillenbrand
(2) The revaluation of the deferred tax balances and the tax on unremitted foreign earnings

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Process Equipment Group	$58.2	$50.3	$153.7	$120.3
Batesville	25.6	33.5	92.1	107.2
Corporate	(12.4)	(11.5)	(32.9)	(28.5)
Less:	0	0
Interest income	(0.3)	(0.2)	(1.1)	(0.5)
Interest expense	5.5	6.5	17.8	18.9
Income tax expense	15.2	16.6	52.5	38.2
Depreciation and amortization	14.2	13.5	42.0	42.1
Impairment charge	—	—	63.4	—
Business acquisition, development, and integration	0.1	0.4	2.6	1.0
Restructuring and restructuring related	0.5	0.9	1.7	8.8
Consolidated net income	$36.2	$34.6	$34.0	$90.5

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
target	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters, including the effects of the changes in the U.S. tax legislation on our business and our related plans; and changes to existing, or the addition of new legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission on November 15, 2017, and in Part II, Item IA of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission on August 1, 2018. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Rich Dudley, Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com